Exhibit 99.2

May 11, 2015

Bakken Resources, Inc. Provides Certain Financial Data

Bakken Resources, Inc. (OTCQX: BKKN) (“Company”), following its press release dated April 15, 2015, provides certain financial information in comparative format for the fiscal years ending 2012, 2013 and 2014.

Dan Anderson, the Company’s Chief Financial Officer, notes, “We are pleased to provide investors and the public with certain financial information while the independent investigator works to complete its investigation. Investors should expect to see our 2014 annual report after completion of the investigation.”

CERTAIN COMPARATIVE FINANCIAL DATA

	Years Ended December 31*
	2012	2013**	2014
Total Assets	2,919,849	4,506,055	8,571,921
Total Liabilities	1,267,303	1,332,201	1,635,944
Total Stockholder Equity	1,652,546	3,173,854	6,935,927
Revenue	1,681,499	3,802,810	1,924,905
Expenses	2,126,271	2,450,982	5,031,446
Gain of Sale of Assets	0	0	7,172,151
Loss on Impairment of Assets	950	0	318,000
Net Income	(444,727)	1,425,590	3,747,610

* Unaudited
** Subject to restatement

The Company’s operating results depend primarily on overall production, the unit price of oil and natural gas, and our professional fees. Net income in 2014 of $3,747,610 primarily reflects a gain from selling minerals to Apollo/Athene in February 2014. Our cash at December 31, 2014 was $6,679,090. The Company also received cash royalties during 2014 of approximately $4.125 million.

Overall production volume for 2014 was slightly down for oil and slightly up for natural gas. Average oil and natural gas prices increased in 2014, reflecting initially very high prices, peaking at $95 per barrel, and falling to $47 by year end. As unit prices fell, average production days per month declined, further impacting revenues. During the fourth quarter, the new initial production drove oil and gas production to the highest monthly levels in company history. This high production volume occurred corresponded with declining unit prices, however.

From our first royalty payment in August 2011 through December 31, 2014, we have received royalty checks primarily from the production of sixty-nine wells totaling roughly $10,733,744. Since our June 6, 2008 inception through December 31, 2014, we have also raised roughly $1,463,496 in net cash.

Professional fees were a significant portion of our operating expenses in 2014 and consisted of the following three categories: (i) consultant fees of $701,225; (ii) legal costs of $775,753; and (iii) other professional fees of $165,755. The final category includes all professional services that are neither legal nor consulting fees, such as accounting, auditing, and transfer agent services. The Company anticipates these fees will decrease substantially in 2015 as certain legal proceedings have been resolved, insurance reimbursements occur, and high one-time fees unique to 2014 are not anticipated to recur in 2015. We expect our use of cash for operating expenses to continue at approximately $60,000 per month over the next twelve months, compared to $183,000 per month for the year ended December 31, 2014. This sharp reduction in expenses Represents the cumulative effects of eliminating two contract positions, lower consulting fees, insurance reimbursement for certain legal fees associated with the Graiwer lawsuit, and a management cost reduction initiative.

The Company expects that its current cash position and cash flow will allow us to internally fund operations for at least the next twelve months. Outside funding and joint ventures are currently not essential to operations, though the Company may utilize one or the other to increase operations or cover significant expense increases.

We believe that existing capital and operations will sustain current operations through the next fiscal year.

The Company expects to continue showing an operating income at least through the next six months. We are informed that an additional six (6) wells are either in production or are in confidential status. We lack control over when we will receive royalty payments from additional wells.

Our acreage offers room for expanded operations. Current regulations permit up to one hundred ninety (190) wells on our current acreage. We currently have eighty-seven (87) total wells that are permitted, drilling, confidential status, and producing, sixty nine (69) of which are producing.

ABOUT BAKKEN RESOURCES, INC.

BAKKEN RESOURCES, INC. is an oil and gas company with activities currently focused on acquiring mineral leases in North Dakota, Montana and Idaho.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, as well as Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than those of historical facts are forward-looking statements. Such statements may pertain to projections of the Company’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production, and costs. They may also address plans and objectives of Company’s management for future operations. The Company typically associates forward-looking statements with words such as “expect,” “anticipate,” “estimate,” “project,” “strategy,” “intend,” “plan,” “target,” “should,” “goal,” “may,” “will,” and “believe.” Forward-looking statements may also be associated with stylistic variants of the terminology just listed.

In particular, express and implied statements concerning the Company’s future operating results and returns are forward-looking statements. Forward-looking statements are not guarantees of performance, and the Company makes no representation about the accuracy of any information presented or derived from any third party sites or information.

For further information please contact Karen Midtlyng, Corporate Secretary, (406) 442-9444.